[ASSURANT, INC. LOGO OMITTED]

Assurant Increases Share Repurchase Program Authorization

NEW YORK, Jan. 18, 2011 -- Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announces that the Company’s board of directors has authorized the repurchase of up to $600 million of its common stock. This is in addition to approximately $206 million remaining as of Jan. 14, 2011 from existing share repurchase authorizations.

"Our share buyback program is part of our ongoing efforts to deliver greater value to our shareholders and reflects the strength of our capital position,” said Robert B. Pollock, president and chief executive officer. “Consistent with our disciplined financial approach and ability to generate strong free cash flows, the company returned $533 million in the form of share repurchases to shareholders in 2010 while maintaining financial flexibility."

The share repurchase program may use open market and/or private transactions. The timing of purchases will be subject to management evaluation of current market conditions, applicable legal requirements and other factors.

Since the inception of the company's first share repurchase program on Aug. 2, 2004 through Jan. 14, 2011, Assurant has repurchased approximately 30 percent of the common shares outstanding or a total of 44.1 million shares for $1.8 billion. In addition to the buyback of 15.2 million shares in 2010, the company repurchased 843,000 shares totaling $32.5 million through Jan. 14, 2011.

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Its four key businesses -- Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits -- partner with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $27 billion in assets and $8 billion in annual revenue. www.assurant.com

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Media Contact:	Investor Relations:
Vera Carley	Melissa Kivett	Brian Koppy
Director, Media Relations	Senior Vice President	Vice President
and Financial Communications	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
vera.carley@assurant.com	melissa.kivett@assurant.com	brian.koppy@assurant.com